Exhibit 10.9

December 26, 2008

Ilan Daskal

1498 Saskatchewan Drive

Sunnyvale, California 94087

Dear Ilan:

Reference is made to the letter dated September 19, 2008 from International Rectifier Corporation (the “Company”) to you regarding your terms of employment (the “Offer Letter”).

The purpose of this letter is to supplement the terms of the Offer Letter to include terms and conditions designed to make any payments pursuant to the Offer Letter compliant with Section 409A of the Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”).

Your Offer Letter is hereby modified as follows:

1.                                       Severance.  Subject to the following paragraph relating to specified employees, any severance payable to you under the “Other Severance” provision of your Offer Letter shall be paid in a cash lump sum on the 60th day following your “separation from service,” provided you have promptly executed and delivered (and not revoked) a release agreement (in the form contemplated in your Offer Letter) within 50 days of your termination; provided, however, that if you fail to execute and deliver such release, or you revoke such release, you shall not be paid any severance pursuant to the Offer Letter.  For this purpose, a “separation from service” shall be defined within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

Furthermore, if you are a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of your separation from service, you shall not be entitled to any severance payment until the earlier of (i) the date which is six (6) months after your separation from service for any reason other than death, or (ii) the date of your death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section  409A.  Any amounts otherwise payable to you upon or in the six (6) month period following your separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after your separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of your death).

2.                                       Executive Relocation Package.  Notwithstanding anything to the contrary in your Offer Letter, in order to be eligible for reimbursement of any relocation expenses, including closing assistance on the sale of your current residence and closing assistance on the purchase of a home in the Los Angeles/Southern California area, you must be employed by the Company on the date any reimbursements for eligible expenses are paid.

3.                                       Reimbursements / Tax Relief.  Except as otherwise provided above, to the extent that any reimbursement pursuant to the Offer Letter is taxable to you, you shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to you pursuant to such provision shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations are not subject to liquidation or exchange for another benefit and the amount of such benefits that you receive in one taxable year shall not affect the amount of such benefits that you receive in any other taxable year.  Any gross-up payment due to you shall be made by the end of the taxable year following the taxable year in which you remitted the taxes to which the gross-up relates.

Except as modified hereby, your Offer Letter remains unmodified.

Please indicate your agreement with the foregoing by signing where indicated below.

Regards,

INTERNATIONAL RECTIFIER CORPORATION

By:
Its: Assistant Secretary

Acknowledged and agreed:

Ilan Daskal
Date: